UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2005

COLLECTORS UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27887	33-0846191

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1921 E. Alton Avenue, Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (949) 567-1234

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

    Set forth below is certain financial information being furnished by Collectors Universe, Inc. relating to the estimated mix of certain coin authentication and grading revenues in each of its fiscal quarters ended March 31, 2002 to June 30, 2005.

    Coins submitted to the Company for grading fall into three general market categories: vintage coins, which generally consist of coins that were minted more than fifty (50) years ago, modern coins and coins submitted to us for authentication and grading at dealer shows or invitationals (“show coins”).

    As disclosed in our previously filed Quarterly Reports on Form 10-Q, the average prices for coin authentication and grading services vary primarily based on the turn-around times requested by dealers who submit coins to us for authentication and grading. We have found that dealers generally are willing to pay more for faster turn around times and the turn around times, or levels of service, requested by dealers vary depending on the coins they submit to us for authentication and grading.

    We offer four service levels or “service types”:

•	Walk Through Service, with guaranteed turn-around of 2 days;

•	Express Service, with guaranteed turn-around times of 7 days;

•	Regular Service, with guaranteed turn-around times of 15 days; and

•	Economy Service, with turn-around times of approximately 45 days.

    Generally, “Walk-Through” Service is sought, and therefore the highest prices are paid, for authentication and grading of coins at coin shows. On the other hand, the slowest turn around times or levels of service - usually economy or sometimes standard service - are usually requested, and therefore lower prices generally are paid, for the authentication and grading of modern coin submissions. Unlike show coins and modern coins for which the levels of service and the average selling prices do not vary considerably, in the case of vintage coin submissions the levels of service requested and, therefore, the turn-around times and prices, vary considerably. As a result, the average of the prices paid by dealers for authentication and grading of vintage coins generally falls between those paid for authentication and grading of show coins and those paid for modern coins, respectively.

    Due to these factors, the mix of coin submissions among show coins, vintage submissions and modern submissions has a considerable effect on our coin authentication and grading revenues. Additionally, the number and timing of coin shows varies from quarter to quarter, which contributes to the variability of our coin authentication and grading revenues.

    The following tables set forth information regarding the estimated percentages of coin grading revenues, in each of the Company’s fiscal quarters ended March 31, 2002 through June 30, 2005, inclusive, attributable to show, vintage and modern coins authenticated and graded by the Company:

	Quarter Ended
	March 2002	June 2002	Sept. 2002	Dec. 2002	March 2003	June 2003	Sept. 2003	Dec. 2003
Percent of Revenues Attributable to:
Show Coin Submissions	28%	29%	35%	24%	31%	25%	31%	23%

Vintage Coin Submissions	43%	40%	40%	43%	37%	41%	38%	46%

Modern Coin Submissions	29%	31%	25%	33%	32%	34%	31%	31%

	Quarter Ended
	March 2004	June 2004	Sept. 2004	Dec. 2004	March 2005	June 2005
Percent of Revenues Attributable to:
Show Coin Submissions	35%	31%	38%	24%	33%	33%

Vintage Coin Submissions	37%	32%	28%	32%	29%	32%

Modern Coin Submissions	28%	37%	34%	44%	38%	35%

    As the above tables indicate, revenues from the authentication and grading of show coins are considerably lower in the fourth calendar quarter, largely due to the fact that fewer coin shows are held in the holiday season.

    On the other hand, with the exception of the fourth calendar quarters, show coin authentication and grading revenues, as a percentage of total coin authentication and grading revenues, have increased since December 31, 2002, largely due to the fact that we have increased the number of dealer “invitational” coin shows that we hold each year.

    The following tables provide information relating to the estimated percent of total vintage coin submission revenues that were attributable to Walk-Through, Express, Regular and Economy submissions, respectively, in each of the quarters ended March 31, 2002 through June 30, 2005, inclusive:

	Quarter Ended
	March 2002	June 2002	Sept. 2002	Dec. 2002	March 2003	June 2003	Sept. 2003	Dec. 2003
Percent of Vintage Coin Revenues Attributable to:
Walk-Through Service	7%	6%	5%	6%	4%	8%	5%	8%

Express Service	17%	13%	17%	19%	24%	30%	36%	35%

Regular Service	39%	37%	36%	40%	34%	27%	30%	26%

Economy Service	37%	44%	42%	35%	38%	35%	29%	31%

	Quarter Ended
	March 2004	June 2004	Sept. 2004	Dec. 2004	March 2005	June 2005
Percent of Vintage Coin Revenues Attributable to:
Walk-Through Service	6%	9%	5%	9%	8%	8%

Express Service	30%	41%	41%	39%	37%	34%

Regular Service	28%	29%	34%	33%	32%	34%

Economy Service	36%	21%	20%	19%	23%	24%

        As the above tables indicate, the levels of service for vintage coins vary primarily among the Express, Regular and economy levels of services. Additionally, at least in the fourth calendar quarters of 2003 and 2004, a higher percentage of revenues were attributable to express service, than the other services levels, which we believe was primarily due to the fact that dealers seek faster turn-around times during the holiday season to meet demand from their customers for vintage coins. We also have seen that, in the case of vintage coin submissions, express service generated the highest percentage of revenues, than any other category of service during the calendar year ended December 31, 2004 and the six months ended June 30, 2005.

        In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on

Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Date: September 20, 2005	By:	/s/ MICHAEL J. LEWIS
Michael J. Lewis, Senior Vice President of Finance